EXHIBIT 10.44
AMENDMENT TO THE LICENSE AGREEMENT
THIS AMENDMENT (“Amendment”) is dated as of the 6th day of March, 2012, by and between Consumer Programs Incorporated, a Missouri corporation (“Licensee”), Sears, Roebuck and Co., a New York corporation (“Sears”), and CPI Corp., a Delaware corporation (“CPI”) to amend that certain License Agreement, dated as of January 1, 2009, entered into by and between Sears, Licensee, and CPI (the “Agreement”). Capitalized terms used which are not defined herein shall have the meanings given to them in the Agreement.
WHEREAS, pursuant to the Agreement, Sears has granted Licensee the privilege of conducting and operating a Licensed Business in Designated Sears Stores; and
WHEREAS, the parties desire to amend the License Agreement as set forth herein.
NOW, THEREFORE, for and in consideration of the mutual covenants and promises set forth herein and in the Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Licensee, Sears and CPI hereby agree to amend the Agreement as follows:

1.	Effective Date. The effective date of this Amendment shall be March 6, 2012 (the “Effective Date”) and will terminate one year from the Effective Date on March 6, 2013.

2.Section 9.4. Section 9.4 of the Agreement is amended by deleting in its entirety and inserting in lieu thereof the following:
9.4    Settlement. At the end of each Sears' fiscal month, the parties shall settle for all Licensed Business transactions during that month, in accordance with Sears' customary accounting procedures. For Licensed Business transactions that are processed through Sears' POS system, Sears will make weekly payments for POS receipts processed in the prior calendar week within the same fiscal month and may retain from such receipts the percentage payable for the Sears Fee and the Reserve as provided in Schedule 9.2B. The month-end settlement will include the weekly payment for the last week in the fiscal month, along with the Sears Fee and other month-end deductions and reconciliations.
For the period of February 26, 2012 through March 2, 2013, the settlement will be remitted on the third working day following the close of the work week. At the end of such period, the parties agree to meet prior to February 28, 2013 to discuss the financial performance of Licensee to determine whether or not to continue this revised settlement schedule.
Licensee shall reimburse Sears at each settlement for all invoiced expenses, including any advertising expense, that Sears has incurred at Licensee's request, and are outstanding at the time of such settlement. If Sears is not reimbursed at the settlement, then Sears may, but is not obligated to, retain out of Licensee's sales receipts the amount of such expenses with interest, if any, due Sears.

3.
Except as expressly modified by this Amendment, all other provisions of the Agreement shall remain in full force and effect. To the extent that the terms of this Amendment are inconsistent with any of the terms of the Agreement, the terms of this Amendment shall supersede and govern.

4.This Amendment will be governed by and construed in accordance with the laws of the State of Illinois without reference or regard to conflict of law provisions or other laws of any jurisdiction that would cause the application of the laws of any jurisdiction other than the State of Illinois.
IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their duly authorized representatives.

CONSUMER PROGRAMS INCORPORATED		SEARS, ROEBUCK AND CO. By: Sears Holdings Management Corporation, their agent
By:	/s/Dale Heins	By:
Name:	Dale Heins	Name:
Title:	Executive Vice President, Finance, Chief Financial Officer, Treasurer	Title: